Exhibit 10.12.1
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to Employment Agreement by and between SP+ Corporation, a Delaware corporation with its corporate office in Chicago, Illinois (the “Company”), and Rob Toy, an individual, (the “Executive”) is made as of this 15th day of February, 2017.

RECITALS:
A.    The Company and the Executive entered into that certain Executive Employment Agreement dated as of September 10, 2012 (the “Original Agreement”).
B.    The Company and the Executive agreed to an amendment to the Original Agreement as set forth in that certain First Amendment to Employment Agreement dated as of November 17, 2014 (the Original Agreement, as so amended, being referred to as the “Agreement”).
C.    The Company and the Executive have, after a series of discussions, agreed to amend certain provisions of the Agreement as set forth in this document (this “Second Amendment”), effective on the date set forth in the first paragraph of this Second Amendment.
D.    Any term that is not defined in this Second Amendment shall have the meaning ascribed to that term in the Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the employment of the Executive by the Company under the terms of the Agreement, as amended by this Second Amendment, the Company and the Executive agree as follows:
1.Sub-section 6(g) of the Agreement is amended and restated to read, in its entirety, as follows:

(g)    Salary Continuation Payments. As additional consideration for the representation and restrictions contained in this paragraph 6:
(i)    If Executive’s employment is terminated for any reason (including without limitation the Company’s effective termination of Executive’s employment by reason of the Company’s election pursuant to paragraph 1 not to extend any Employment Period ending prior to September 10, 2022). other than Cause or Executive’s voluntary termination pursuant to paragraph 5(d) (Executive’s “Voluntary Termination”), the Company agrees to pay. Executive an amount which, when combined with all amounts payable by the Company pursuant to either clause (i) of paragraph 5(a) above or clauses (i) and (ii) of paragraph 5(c) above, will total Executive’s Annual Base Salary and Target Annual Bonus as in effect immediately preceding the Date of Termination for a period of twenty-four (24) months following the Date of Termination (collectively the “Tier 1 Salary Continuation Payments”). The Tier 1 Salary Continuation Payments shall be payable as and when such amounts would be paid in accordance with paragraph 3(a) and (b) above.
(ii)    Upon Executive’s Voluntary Termination or if Executive is terminated for Cause, the Tier 1 Salary Continuation Payments shall be reduced to the total amount of $50,000 (the “Tier 2 Salary Continuation Payments”) and shall be payable in equal monthly installments over a twelve-month period following the Date of Termination.
(iii)    If Executive’s employment is terminated by reason of the Company’s election pursuant to paragraph 1 not to extend any Employment Period ending on .or after September 10, 2022, then the Company shall pay Executive one of the following amounts, as designated by the Company at its sole option and election in a writing delivered to Executive within seven (7) days after notice of the Executive’s termination is given:
(x)    The Tier 1 Salary Continuation Payments, payable over a period of twenty-four (24) months following the Date of Termination, or
(y)    The Tier 2 Salary Continuation Payments, payable over a period of twelve (12) months following the Date of Termination; provided, however, that if the Company elects to pay Tier 2 Salary Continuation Payments pursuant to this sub-section 6(g)(iii)(y), then effective from and after the Date of Termination, Executive shall be deemed released from any further obligations pursuant to paragraphs 6(e) and 6(f).
(iv)    If Executive breaches this Agreement at any time during the 24-month period following the Date of Termination, the Company’s obligation to continue any Tier 1 Salary Continuation Payments or Tier 2 Salary Continuation Payments (either being hereafter referred to as “Salary Continuation Payments”) shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time. The termination of Salary Continuation Payments shall not waive any other rights, at law or in equity, that the Company may have by virtue of Executive’s breach of this Agreement. The Company’s obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive’s death.”
2.Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Second Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

SP+ CORPORATION, a Delaware corporation

By:	/s/ G Marc Baumann	/s/ Rob Toy
	G Marc Baumann	Rob Toy
Chief Executive Officer